Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pacira Pharmaceuticals, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-175101, 333-181986, 333-196542, and 333-212098 on Form S-8 and Registration Statement No. 333-195099 on Form S-3 filed by Pacira Pharmaceuticals, Inc. of our report dated February 25, 2016, on our audit of the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of Pacira Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 2015, included in this Annual Report on Form 10-K of Pacira Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP Roseland, NJ February 28, 2018